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                                                                    EXHIBIT 12.1




                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)


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                                                                                For the Years Ended December 31,
                                                          First Half  ---------------------------------------------------
                                                             2003      2002       2001       2000       1999       1998
                                                           -------    -------    -------    -------    -------    -------
Earnings
Income/(loss) before income taxes, minority interest and   $  (275)   $  (117)   $  (169)   $   439    $ 1,172    $ 1,116
     change in accounting
Earnings of non-consolidated affiliates                        (30)       (44)       (24)       (56)       (47)       (26)
Cash dividends received from non-consolidated affiliates        33         16         12         17         24         17
Fixed charges                                                   63        139        174        215        173        103
Capitalized interest, net of amortization                        2          1         (2)        (3)        (1)         1
                                                           -------    -------    -------    -------    -------    -------
     Earnings                                              $  (207)   $    (5)   $    (9)   $   612    $ 1,321    $ 1,211
                                                           =======    =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                       $    49    $   109    $   139    $   176    $   149    $    86
Portion of rental expense deemed to be interest                 14         30         35         39         24         17
                                                           -------    -------    -------    -------    -------    -------
     Fixed charges                                         $    63    $   139    $   174    $   215    $   173    $   103
                                                           =======    =======    =======    =======    =======    =======

Ratios
Ratio of earnings to fixed charges*                            N/A        N/A        N/A        2.8        7.6       11.8

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* For the First Half ended June 30, 2003 and the years ended December 31, 2002 and 2001 fixed charges exceeded earnings by $270 million, $144 million and $183 million, respectively, resulting in a ratio of less than one.